Exhibit 23.1

CONSENT OF INDEPENDENT REGISTRERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ideal Power, Inc.

We hereby consent to the use in the Prospectus constituting a part of this pre-effective amendment number 3 to Form S-1 Registration Statement (registration number 333-190414) of our report dated July 16, 2013, except for Notes 17 and 18 for which the date is August 2, 2013, relating to the financial statements of Ideal Power, Inc. (the “Company”) as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2012, which is contained in the Prospectus.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Gumbiner Savett Inc.
October 25, 2013
Santa Monica, California